SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RED LION HOTELS CORPORATION
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April 25, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Red Lion Hotels Corporation at 9:00 a.m. MDT on Thursday, May 24, 2018. The meeting will be held at Red Lion Hotels Corporation, 1550 Market Street, Suite 350, Denver, Colorado, 80202.

The accompanying Notice of 2018 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the meeting. In addition, management will speak on our developments of the past year and respond to comments and questions of general interest to shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting by written proxy will ensure your shares are represented at the meeting.

Sincerely,

Robert G. Wolfe
Chairman of the Board

IMPORTANT

A proxy statement and proxy card are enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder of record attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

RED LION HOTELS CORPORATION

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2018

To the Shareholders of Red Lion Hotels Corporation:

The 2018 Annual Meeting of Shareholders of Red Lion Hotels Corporation will be held at 9:00 a.m. MDT on Thursday, May 24, 2018 at Red Lion Hotels Corporation, 1550 Market Street, Suite 350, Denver, Colorado, 80202, for the following purposes:

(1)	Election of nine individuals to the Board of Directors;

(2)	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2018;

(3)	Advisory (non-binding) vote to approve executive compensation;

(4)	Transaction of such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed March 29, 2018 as the record date for the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions on voting, please refer to the proxy card or the information provided by your bank, broker or other holder of record. Even if you vote your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a bank, broker or other holder of record and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the bank, broker or other holder of record.

By Order of the Board of Directors

Thomas L. McKeirnan
Secretary

Denver, Colorado

April 25, 2018

The 2017 Annual Report of Red Lion Hotels Corporation accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 24, 2018:

The Notice of Meeting, Proxy Statement, Proxy Card and 2017 Annual Report

are available at http://investor.shareholder.com/rlhcorp/annuals-proxies.cfm.

RED LION HOTELS CORPORATION

1550 Market Street, Suite 350

Denver, Colorado 80202

2018 PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Red Lion Hotels Corporation, a Washington corporation, for use at the 2018 Annual Meeting of Shareholders to be held at 9:00 a.m. MDT on Thursday, May 24, 2018, and at any adjournments thereof. The meeting will be held at Red Lion Hotels Corporation, 1550 Market Street, Suite 350, Denver, Colorado, 80202.

Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement and the accompanying proxy card are first being mailed on or about April 25, 2018 to all shareholders entitled to vote at the meeting.

Who Can Vote

You are entitled to vote at the meeting if you were a holder of record of our common stock, $.01 par value, at the close of business on March 29, 2018. Your shares may be voted at the meeting only if you are present in person or represented by a valid proxy.

For the ten days prior to the meeting, a list of shareholders entitled to vote at the meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the meeting, at our principal executive office at 1550 Market Street, Suite 350, Denver, Colorado 80202. This list will also be available at the meeting.

Shares Outstanding and Quorum

At the close of business on March 29, 2018, there were 24,125,600 shares of our common stock outstanding and entitled to vote. A majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) “FOR” election of the nine director nominees named below; (ii) “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2018; and (iii) “FOR” approval, on an advisory basis, of the compensation of our named executive officers. If one or more of the director nominees should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies may be voted in favor of the election of a substitute nominee or nominees proposed by the Board.

The proxy holders named in the enclosed proxy are authorized to vote in their discretion on any other matters that may properly come before the meeting or any adjournments thereof. At the time this proxy statement went to press, management was not aware of any matter that may properly be presented for action at the meeting other than those described in this proxy statement. In addition, no shareholder proposal or director nomination was received on a timely basis, so no such other matters may be brought to a vote at the meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. Shareholders of record may revoke a proxy by delivering a written notice of revocation or a duly executed proxy bearing a later date to our Secretary at our principal executive office at 1550 Market Street, Suite 350, Denver, Colorado 80202, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other holder of record, you may change your vote by submitting new voting instructions to that holder of record. Please note that if your shares are held of record by a broker, bank or other holder of record and you decide to attend the meeting, you may vote at the meeting only if you present a legal proxy issued in your name from that holder of record.

Voting of Shares

Shareholders of record as of the close of business on March 29, 2018 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the meeting. You may vote by attending the meeting and voting in person or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. If your shares are held by a bank, broker or other holder of record, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies that are received before the polls are closed at the meeting and are not revoked or superseded will be voted at the meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the meeting but not voting, shares represented by proxies that reflect abstentions on one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

Abstentions on any of the proposals under consideration at the annual meeting will not count as votes “cast”. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and does not have (or elects not to exercise) discretionary authority to vote the shares without such instructions. The effect of abstentions and broker non-votes on each of the proposals on the agenda for the annual meeting is discussed below in the sections discussing those proposals.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. We will also furnish copies of the proxy materials to banks, brokers and other holders of record holding in their names shares of our common stock that are beneficially owned by others, so that the proxy materials can be forwarded to those beneficial owners. We will reimburse these banks, brokers and other holders of record for costs incurred in forwarding the proxy materials to the beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our Articles of Incorporation and By-Laws, the Board consists of from three to thirteen directors, as determined from time to time by resolution of the Board. The number of directors that currently constitutes the Board is nine. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated for election at the annual meeting existing directors Raymond R. Brandstrom, James P. Evans, Enrico Marini Fichera, Gregory T. Mount, Michael Vernon, Alexander Washburn, Robert G. Wolfe, Bonny W. Simi and Joseph B. Megibow, each to hold office for a term expiring at next year’s annual meeting.

Voting for Directors

Each share of common stock is entitled to one vote for each of the nine nominees. Cumulative voting is not permitted. With respect to each nominee, shares may be voted “FOR”, “AGAINST” or “ABSTAIN”. Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” the election of the nine nominees. If any nominee should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

We have adopted majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the Board will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of the following:

•	90 days after the voting results of the election are determined;

•	the date on which the Board selects another individual to fill the position; or

•	the effective date of the director’s resignation.

The following will not be considered votes cast and will not count towards the election of any director nominee:

•	a share whose ballot is marked as abstain;

•	a share otherwise present at the meeting but for which there is an abstention;

•	a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction; and

•	broker non-votes.

Because an abstention from voting for a nominee is not treated as a vote cast, it will have no effect on the election of the nominee. Brokers do not have discretionary authority to vote in the election of directors. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote in the election, the broker will submit a non-vote. Because a broker non-vote is not treated as a vote cast, it will have no effect on the election of the nominee.

Set forth below is biographical information for each nominee. There are no family relationships among any of the nominees or among any of the nominees and our executive officers.

Nominees for Election at the Annual Meeting

Raymond R. Brandstrom, age 65, has been a director since November 2009. Since January 2013, he has been an employee of Columbia Pacific Management, Inc., a company that has some common ownership with Columbia Pacific Opportunity Fund, LP, one of our major shareholders. From January 2010 until December 2012, Mr. Brandstrom’s primary occupation was as an advisor to Emeritus Corporation. Mr. Brandstrom was one of Emeritus’s founders and served on its board of directors from its inception in 1993 until May 2013. From September 2007 to December 2009, he served as its Executive Vice President—Finance, Secretary and Chief Financial Officer. He had previously served at Emeritus in various capacities, including as its President and Chief Operating Officer. Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc. From May 1992 to May 1997, Mr. Brandstrom also served as Vice President and Treasurer of Columbia Winery, a company that is engaged in the production and sale of table wines. Mr. Brandstrom adds outstanding operational and financial acumen to the Board, as well as years of experience in real estate development and as a public company director and chief financial officer.

James P. Evans, age 71, has been a director since December 2012. Mr. Evans served as our Interim President and Chief Executive Officer from August 2013 to January 2014. From 2011 to 2012, he served as the Chief Executive Officer of Brand USA, the nation’s first public-private global marketing effort to promote the United States as the world’s premier travel destination. He previously served as the Chief Executive Officer of Ardent Hotel Advisors from 2005 to 2011, as Chief Executive Officer of Jenny Craig, Inc. from 2003 to 2005 and as Chief Executive Officer of Best Western International, Inc. from 1998 to 2002. He has also held executive management positions in operations for DoubleTree Hotel Corporation and Hyatt Hotels and Resorts. Mr. Evans brings nearly 40 years of hospitality, hotel and brand management expertise to the Board.

Enrico Marini Fichera, age 49, has been a director since June 2015. The Board appointed him as a director, and has nominated him for reelection at the meeting, as required by the terms of an Investor Agreement that we entered into on June 15, 2015, with HNA RLH Investments LLC (the “Investor”), a Delaware limited liability company that is a wholly owned, indirect subsidiary of HNA Group Co., Limited (“HNA”), and with its affiliate, HNA Investment Management LLC, a Delaware limited liability company, in connection with the Investor’s purchase on that date of 2,987,343 shares of our common stock from Columbia Pacific Opportunity Fund, LP.

Mr. Marini Fichera has served as the Head of Investments for HNA Group North America LLC, an HNA company, since October 2014. From August 2008 to September 2014, he was the Senior Portfolio Manager and Principal at CHF Investment Management L.P. (“CHF”), a Beijing-based US $250 million growth capital fund. Mr. Marini Fichera has been involved in China since 2005 and has over 15 years of information technology, financial services, media, telecom, consumer & retail, industrials, energy (including clean energy) and infrastructure experience. He has worked on various private equity investments and M&A transactions with a total value greater than $30 billion. Prior to joining CHF, he worked for Deutsche Bank Securities Inc., Morgan Joseph &Co., Capital IQ Inc. (one of the original members that developed Capital IQ Inc.), Warburg Dillon Read (now UBS), and Lazard Frères & Co. Mr. Marini Fichera received an M.B.A. in Finance from New York University’s Stern School of Business and B.S. degrees in Mechanical Engineering and Mathematics from Columbia University.

Joseph B. Megibow, age 49, has been a director since March 2017. Mr. Megibow has been at the forefront of the commercial internet and e-commerce since the early 1990s, and brings 25 years of experience in technology and business. He currently serves as a board advisor to Joyus, Inc. an online retailer, Clicktale, Ltd., a customer experience platform and Digital Mortar, an in-store analytics platform. Most recently, Mr. Megibow served as President at Joyus. From 2012 to 2015, he served as SVP/Chief Digital Officer at American Eagle Outfitters (AEO), where he had responsibility for the direct businesses, omni-channel technology, digital marketing, analytics, and customer service. Prior to AEO, Mr. Megibow worked for six years at Expedia, Inc. in a series of roles culminating as VP and GM of Expedia.com, where he had responsibility for marketing, merchandising, and operations in the United States. During this time, he launched Expedia’s mobile business and was named

Chairman of Mobiata, an Expedia, Inc. company. In 2000, Mr. Megibow was an original employee of TeaLeaf Technology, now an IBM company. He has also held roles at Ernst & Young Management Consulting and EDS in their Advanced Technology Group. Mr. Megibow was recognized in 2011 as Practitioner of the Year by the Digital Analytics Association and is now Director Emeritus after serving 4 years on the DAA Board. He received an MBA from the University of Chicago Booth School of Business and a BS in Electrical Engineering from Cornell University.

Gregory T. Mount, age 57, has been a director since November 2014. Mr. Mount joined our company as President and Chief Executive Officer in January 2014. From November 2009 to January 2014, he served as President of Richfield Hospitality, Inc., a hotel management company based in Denver, Colorado. From January 2007 to November 2009, he served as a Senior Vice President of Acquisitions at Sage Hospitality Resources, LLC, a hotel management, investment and development company. From 1998 to 2006, Mr. Mount held various senior development and operations positions with Starwood Hotels & Resorts Worldwide, Inc. From 1990 to 1998, he served in several management positions at Interstate Hotels & Resorts, Inc. From 1982 to 1990, he worked in various operational roles at Marriott International, Inc. In early 2011, a staffing services company operated by Mr. Mount’s wife filed a petition for reorganization under federal bankruptcy laws. That case was administratively consolidated with a second reorganization case filed by the Mounts, who had personally guaranteed the commercial loan used to acquire the company. A joint plan of reorganization was confirmed in the fall of 2011, and in 2012 orders were entered finding both cases fully administered and discharging the individual debtors.

Bonny W. Simi, age 56, has been a director since March 2017. Ms. Simi brings more than 25 years of operations, human resources and technology experience to the Board. She is currently President of JetBlue Technology Ventures, the venture capital subsidiary of JetBlue Airways, and Vice President Technology Innovations at JetBlue Airways. From 2011 to 2015, she was Vice President of Talent for the airline, overseeing talent acquisition, performance management, succession planning, people analytics and organizational development. She has been employed at JetBlue Airways since 2003, and has also held operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations. Prior to JetBlue, she was an airline pilot at United Airlines from 1990 to 2003. Ms. Simi is also a three time Olympic athlete in the sport of luge (1984, 1988 and 1992), served on the Board of Directors for the U.S. Olympic Committee from 1984 to 1996, and was a network commentator in the 1994, 1998 and 2002 Olympics. She has an undergraduate degree in Communications from Stanford University, a MS in management from the Stanford Graduate School of Business and a MS in Management Science and Engineering from the Stanford Engineering School. She also has a MS in Management and Human Resources from Regis University.

Michael Vernon, age 71, has been a director since December 2012. Mr. Vernon served as the Chief Financial Officer of Zulily, Inc. from 2011 to 2012. He served as Chief Financial Officer of Big Fish Games, Inc. from 2009 to 2011, as Chief Financial Officer of Zumobi, Inc. from 2007 to 2008 and as Chief Financial Officer of aQuantive, Inc. from 2000 to 2006. Prior to these roles, Mr. Vernon was the Chief Financial Officer and Chief Operating Officer at Park Plaza International, where he helped the company transform from a franchisor into a manager of high-end hotels. From 1995 to 1997, he was the Chief Financial Officer of Red Lion Hotels, Inc. Mr. Vernon brings more than 25 years of domestic and international experience in corporate finance, M&A, investor communications, and strategic development to the Board.

Alexander Washburn, age 48, has been a director since May 2015. Mr. Washburn is a managing member and co-founder of Columbia Pacific Advisors LLC. He has been involved in all phases of the firm’s development since its founding in 2006 and sits on each of the firm’s investment committees. Prior to founding Columbia Pacific Advisors, Mr. Washburn was a partner and portfolio manager at Summit Capital Management, a Northwest-based multi-strategy investment manager. He is a director of Wireless Matrix, Winemakers Investment Properties, Freehold Corporation, SST Group, and Northeast Wireless Networks. He is also a trustee and member of the Board of Directors of the Seattle Aquarium. Mr. Washburn holds a B.A. from the University of Washington with a concentration in Finance.

Robert G. Wolfe, age 61, has been a director since December 2012 and has served as Chairman of the Board since May 2015. Mr. Wolfe brings more than 30 years of experience in investment banking, finance and investment management to the Board, including significant executive management and director-level experience. Since 2008, Mr. Wolfe’s primary activity has been to serve as president of Windy Point, LLC, a private investment firm. From 2002 to 2008, he was a partner at Northwest Venture Associates, a venture capital fund that invested exclusively in companies based in the Pacific Northwest (“NWVA”). Northwest Venture Partners III, L.P. (NVP III), one of the venture capital funds managed by NWVA, was a small business investment company administered by the U.S. Small Business Administration (SBA). Mr. Wolfe was an investor in the limited liability company that owned the general partner of NVP III. Due to the recession in 2008 and other factors, the SBA elected to exercise rights that resulted in the assets of NVP III being placed in receivership in June 2009. From 1999 to 2002, Mr. Wolfe was President and Chief Operating Officer of Toronto-based GT Group Telecom, which was Canada’s largest independent local exchange carrier. Mr. Wolfe has significant experience in finance and investment banking, including working at Goldman Sachs from 1987 to 1995. He also serves as a director of Symetra Financial Corporation and Toyota AI Ventures, and was a director of Darigold, Inc. through September 2017. He is also an owner and Managing Member of Phillips Real Estate Services, LLC.

The Board recommends a vote “FOR” each of the nine nominees.

Director and Director Nominee Qualifications; Diversity

Our Nominating and Corporate Governance Committee assists the Board in reviewing the business and personal background of each of our directors with respect to our company’s business and business goals. The committee generally considers diversity as one of several factors relating to overall composition when making nominations to our Board. While we do not have a formal policy governing how diversity is considered, the committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board, by reviewing the diversity of the entire Board. The committee construes Board diversity broadly to include many factors. As a result, the committee strives to ensure that our Board is composed of individuals with a variety of different opinions, perspectives, personal, professional and industry experience, backgrounds, skills and expertise.

In addition to the qualities described previously in the individual biographies, the following matrix summarizes the skills and attributes of our director nominees for 2018 that we believe are essential to our business:

	Raymond Brandstrom	James Evans	Enrico Marini Fichera	Joseph Megibow	Gregory Mount	Bonny Simi	Michael Vernon	Alexander Washburn	Robert Wolfe
Senior leadership/ CEO/COO experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business development experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial expertise/CFO	✓		✓	✓			✓		✓
Outside public board experience	✓		✓					✓	✓
Independence	✓	✓	✓	✓		✓	✓		✓
Hotel and travel industry experience		✓		✓	✓	✓	✓	✓	✓
Marketing/sales expertise		✓		✓	✓		✓
Government expertise		✓							✓
Mergers & acquisitions & investment experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Demonstrated integrity- personal and professional	✓	✓	✓	✓	✓	✓	✓	✓	✓
Real estate expertise	✓		✓		✓		✓	✓	✓
Franchising expertise		✓	✓		✓		✓
Digital marketing and analytics expertise				✓	✓
Technology expertise			✓	✓	✓	✓	✓

We have concluded that all of our director nominees have the skills, experience, knowledge and personal attributes that are necessary to effectively serve on our Board and to contribute to the overall success of our company. We believe that the diverse backgrounds of these nominees will ensure that we have a Board that has a broad range of industry-related knowledge, experience and business acumen.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for 2018 and has further directed that this selection be submitted for ratification by our shareholders at the annual meeting. BDO USA, LLP has audited our financial statements since 2001. Representatives of the firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board is submitting the selection of the firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

Each share of common stock is entitled to one vote on the proposal to ratify the selection of BDO USA, LLP and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers will have discretionary authority to vote on Proposal 2. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, we anticipate that the broker will vote “FOR” this proposal. Therefore, there should be no broker non-votes on this proposal.

Proposal 2 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” ratification of the selection of BDO USA, LLP.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, to approve on an advisory basis the executive compensation of our named executive officers. The text of the resolution is as follows:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement under the captions “Compensation Discussion and Analysis” and “Executive Compensation”.

As described in this proxy statement under Compensation Discussion and Analysis, our compensation program is designed to focus executives on the achievement of specific annual and long-term goals. We structure the goals to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value.

The following features of the compensation structure reflect this approach:

•	Our executive compensation program has both short- and long-term components.

•	The annual cash incentive component focuses on one or more specific performance goals and allows for discretionary compensation based on performance not otherwise measured by the goals.

•	Our agreements with executives generally do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

The Board believes that the current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that this program properly aligns the executives’ interests with those of shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in greater detail how our compensation program advances the specific goals that we set.

Each share of common stock is entitled to one vote on Proposal 3 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 3. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 3 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval, on an advisory basis,

of the compensation of the named executive officers.

Although the advisory vote on Proposal 3 is non-binding, we expect that the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into consideration, along with other relevant factors, in making determinations concerning future executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2018 by: (i) each of our directors and nominees; (ii) each of our named executive officers; (iii) all of our directors, nominees and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock.

Beneficial Owner	Number of Shares Owned(1)	Percentage of Common Stock(1)
HNA Investment Management LLC (2)	3,738,401	15.5%
Columbia Pacific Opportunity Fund L.P. (3)	1,510,105	6.3%
Alexander Washburn (4)	1,952,638	8.1%
Dimensional Fund Advisors LP (5)	1,912,381	7.9%
Eidelman Virant Capital (6)	1,305,981	5.4%
Blackrock, Inc. (7)	1,290,678	5.3%
Roger J. Bloss (8)	1,117,385	4.6%
Bernard T. Moyle (9)	1,116,011	4.6%
Gregory T. Mount (10)	113,797	*
Thomas L. McKeirnan (11)	92,707	*
Raymond R. Brandstrom	79,547	*
Harry G. Sladich (12)	59,286	*
Robert G. Wolfe	60,464	*
James P. Evans	51,494	*
Michael Vernon	51,494	*
William J. Linehan (13)	40,302	*
Douglas Ludwig (14)	16,744	*
Bonny Simi	11,118	*
Joseph Megibow	9,037	*
David M. Wright (15)	2,719	*
Enrico Marini Fichera (16)	0	*
All directors and executive officers as a group (16 persons) (17)	4,774,743	19.79%

*	Represents less than 1% of the outstanding common stock.
(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of shares of common stock if such person has the right to acquire beneficial ownership of such shares within 60 days of the Table Date. This includes shares of our common stock held, options held that were exercisable as of the Table Date or within 60 days thereafter, and RSUs and PSUs held that will vest within 60 days after the Table Date. This table does not include RSUs or PSUs that vest more than 60 days after the Table Date. RSUs and PSUs are awards payable, subject to vesting requirements, in shares of our common stock. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days after March 31, 2018 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)

HNA Investment Management LLC has sole voting and investment control with respect to our shares of common stock registered for the account of HNA RLH Investments LLC. The address for this beneficial owner is 1180 Avenue of the Americas, Suite 1910, New York, New York 10036. The shares shown for this beneficial owner are based solely on the Schedule 13D/A filed by this beneficial owner on

February 22, 2018. This 13D/A filing also indicated that the beneficial owner has determined to proceed with a sale of shares of our Common Stock for the benefit of HNA RLH Investments LLC, with the manner and timing of the sale subject to market conditions and other considerations. We have received from this beneficial owner a demand notice for the registration of these shares with the U.S. Securities and Exchange Commission.
(3)	The address for this beneficial owner is 1910 Fairview Avenue East, Suite 500, Seattle, Washington 98102. The shares shown for this beneficial owner are based on the Schedule 13D/A filed by this beneficial owner on November 24, 2017. Columbia Pacific Advisors, LLC has the sole power to vote or to direct the vote of, and to dispose or direct the disposition of, the following shares:

•	1,510,105 shares held by Columbia Pacific Opportunity Fund, LP (the “Fund”); and

•	442,533 shares subject to a warrant held by an entity in which Columbia Pacific Real Estate Fund II, LP (the “Real Estate Fund”) holds an indirect ownership interest.

Mr. Daniel R. Baty, Mr. Stanley L. Baty and Mr. Alexander B. Washburn are the managing members of Columbia Pacific Advisors, LLC, which serves as the investment manager of the Fund and the Real Estate Fund.

(4)	See note 3.
(5)	The address for this beneficial owner is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The shares shown for this beneficial owner are based solely on the Schedule 13G/A filed by this beneficial owner on February 2, 2018.
(6)	The address for this beneficial owner is 8000 Maryland Avenue, Suite 380, St. Louis, Missouri, 63105. The shares shown for this beneficial owner are based solely on the Schedule 13G filed by this beneficial owner on February 8, 2018.
(7)	The address for this beneficial owner is 55 East 52nd Street, New York, NY 10055. The shares shown for this beneficial owner are based solely on the Schedule 13G filed by this beneficial owner on February 1, 2018.
(8)	Includes 7,500 shares subject to restricted stock units vesting within 60 days after March 31, 2018. Also includes 1,104,000 shares held by Thirty-Eight Street, Inc. a Florida corporation (“TESI”). Mr. Bloss holds 50% of the outstanding shares of TESI and serves as its President and Chief Executive Officer. Mr. Bloss disclaims beneficial ownership of the portion of these shares in which he does not have any pecuniary interest.
(9)	Includes 7,500 shares subject to restricted stock units vesting within 60 days after March 31, 2018. Also includes 1,104,000 shares held by TESI. Mr. Moyle holds 50% of the outstanding shares of TESI and serves as its Chief Operating Officer. Mr. Moyle disclaims beneficial ownership of the portion of these shares in which he does not have any pecuniary interest.
(10)	Includes 40,566 shares subject to options exercisable within 60 days after March 31, 2018
(11)	Includes 3,886 shares subject to restricted stock units vesting within 60 days after March 31, 2018.
(12)	Includes 3,886 shares subject to restricted stock units vesting within 60 days after March 31, 2018.
(13)	Includes 4,750 shares subject to restricted stock units vesting within 60 days after March 31, 2018.
(14)	Represents 16,744 shares subject to restricted stock units vesting within 60 days after March 31, 2018.
(15)	Mr. Wright served as interim Chief Financial Officer between April 8, 2016 and April 3, 2017.
(16)	Based on information in the document listed in note 2, Mr. Marini Fichera is one of five members of HNA Investment Management LLC (“HNA”), which has the authority to vote and dispose of the shares of our common stock shown as beneficially owned by it in the above table. Voting and investment decisions involving these shares require the approval of a majority of HNA’s members, none of whom individually has the power to vote or dispose of the shares.
(17)	Includes 40,566 shares subject to options exercisable within 60 days after March 31, 2018 and 44,266 shares subject to restricted stock units vesting within 60 days after March 31, 2018. Also includes 1,104,000 shares held by TESI, which is owned by Mr. Bloss and Mr. Moyle as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our common stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed by the Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, with respect to the year ended December 31, 2017, the Reporting Persons met all applicable Section 16(a) filing requirements.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Board has adopted the following corporate governance documents:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Audit Complaints and Concerns Procedures;

•	Statement of Policy with respect to Related Party Transactions; and

•	Charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

We review each of these corporate governance documents annually and update them as necessary to reflect changes in regulatory requirements and evolving oversight practices. Copies of these documents are available online in the Investor Relations section of our website at www.redlion.com. We will provide paper copies of these documents to any shareholder upon written request to our Secretary at our principal executive office at 1550 Market Street, Suite 350, Denver, Colorado 80202.

Director Independence

The Board has determined that each nominee for election as a director at the annual meeting, other than Gregory T. Mount, our President and Chief Executive Officer, and Alexander Washburn, is “independent” within the meaning of applicable listing standards of the New York Stock Exchange (the “NYSE”). Under the NYSE listing standards, a director is considered “independent” if the Board affirmatively determines that he or she has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. Our Corporate Governance Guidelines contain categorical standards to assist the Board in making determinations of independence. A copy of these categorical standards is included in Appendix A to this proxy statement. The Board has made an affirmative determination that each independent member of the Board satisfies these categorical standards.

Meetings of the Board of Directors

The Board met ten times in 2017. All directors attended at least 75% of the total number of meetings of the Board and its committees on which they serve.

We encourage all of our directors to attend each annual meeting of shareholders. At our 2017 annual meeting of shareholders, 8 out of our 9 directors were in attendance at the meeting.

Executive Sessions of the Board

It is our policy that the independent directors meet in executive session without members of management following regularly scheduled meetings of the Board. The Chairman of the Board serves as the presiding director for these executive sessions.

Committees of the Board of Directors

We have three committees to assist the Board in fulfilling its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table shows the membership of each committee as of March 31, 2018:

Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond R. Brandstrom	✓	Chair
James P. Evans			Chair
Joseph B. Megibow	✓		✓
Bonny W. Simi		✓	✓
Michael Vernon	Chair	✓

Audit Committee

The Audit Committee engages our independent registered public accounting firm, reviews with the firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the firm, reviews our financial statements, reviews our compliance with laws and regulations, receives and reviews complaints relating to accounting or auditing matters, considers the adequacy of our internal accounting controls, and produces a report for inclusion in our annual proxy statement. The Audit Committee met eight times in 2017.

The Board has determined that each member of the Audit Committee is financially literate under the current listing standards of the NYSE. The Board also has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. All members of the Audit Committee are considered independent because they satisfy the independence requirements for board members prescribed by the NYSE listing standards, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation and evaluation of our President and Chief Executive Officer, or CEO, and other executive officers, makes recommendations to the Board regarding the compensation of directors, oversees the administration of our equity incentive plans and produces an annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee met thirteen times in 2017.

The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers and directors are as follows:

•	Compensation for our executive officers is generally determined annually during the first few months of the year.

•

With respect to our CEO, the Compensation Committee generally reviews and approves performance goals for the current year, evaluates his performance in light of the goals established for the prior year, and establishes his compensation based on this evaluation and the facts and circumstances described below in Compensation Discussion and Analysis. As part of the evaluation process, the Compensation Committee solicits input from the CEO and other Board members. Final determinations regarding our CEO’s performance and compensation are made during executive sessions of the Compensation Committee and reported to the Board.

•

Our Compensation Committee determines compensation for the other executive officers based on the recommendations of our CEO, evaluates the performance of our executive officers against performance goals established for the prior year, and approves compensation based upon these factors and the facts and circumstances described below in Compensation Discussion and Analysis. Final determinations of their compensation are made during executive sessions of the Compensation Committee and reported to the Board.

•	The Compensation Committee has the sole authority to retain and compensate its own advisers.

•	The Compensation Committee reviews director compensation and benefits annually and makes recommendations to the Board with respect thereto.

•	The Compensation Committee has no authority to delegate any of the functions described above to any other persons.

The Board has reviewed the source of compensation received by each director serving on the Compensation Committee and determined that no director receives compensation from any person or entity that would impair his ability to make independent judgments about our company’s executive compensation. The Board has also reviewed all affiliations the directors serving on the Compensation Committee have with our company and its subsidiaries and affiliates and determined that there is no such relationship that places any of these directors under the direct or indirect control of our company or senior management, or creates a direct relationship between the director and members of our senior management, in each case of a nature that would impair his ability to make independent judgments about our company’s executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board for selection or nomination those individuals qualified to become members of the Board under the criteria established by our Corporate Governance Guidelines, periodically reviewing and making recommendations to the Board with regard to size and composition of the Board and its committees, recommending and periodically reviewing for adoption and modification by the Board our Corporate Governance Guidelines, and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met four times in 2017.

Directors may be nominated by the Board or by shareholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will review all proposed nominees for the Board, including those recommended by shareholders, in accordance with its charter, our By-Laws and our Corporate Governance Guidelines. The committee will review age (a minimum age of 21 is prescribed for directors under the By-Laws), desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

While the committee is authorized to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Section 3.3 of our By-Laws. Any shareholder of record who wishes to submit a nomination should review the requirements in the By-Laws for nominations by shareholders, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. Any nomination should be sent to our Secretary at our principal executive office, 1550 Market Street, Suite 350, Denver, Colorado 80202. Any recommendations from shareholders regarding director nominees should be sent to the Nominating and Corporate Governance Committee in care of our Secretary at the same address.

Leadership Structure

We believe it is the CEO’s responsibility to lead the company and it is the responsibility of the Chairman of the Board to lead the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate chairman whose sole job is leading the Board. Accordingly, our Corporate Governance Guidelines currently provide that the Chairman of the Board cannot be an officer of the company. The Board retains the authority to modify this structure as and when appropriate to best address our company’s unique circumstances and to advance the best interests of all shareholders.

Board’s Role in Risk Oversight

The Board’s role in overseeing our company’s risk is to satisfy itself, directly or through Board committees,

that —

•	there are adequate processes designed and implemented by management such that risks have been identified and are being managed;

•	the risk management processes function as intended to ensure that our company’s risks are taken into account in corporate decision making; and

•	the risk management system is designed to ensure that material risks to our company are brought to the attention of the Board or an appropriate committee of the Board.

Each of our company’s risk management processes is reviewed periodically (but at least once a year) by either the Board or an appropriate committee. Committee chairs regularly report on committee meetings at the meetings of the full Board.

The Board has reviewed our company’s current risk management systems and processes and concluded that the current allocation of oversight responsibilities between the Board and its committees is adequate, so long as the committees continue to coordinate their risk oversight responsibilities, share information appropriately with the other members of the Board, and provide timely and adequate reports to the full Board. The Board will continually evaluate its risk oversight role.

Communications with the Board of Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. Shareholders or other interested parties may contact the Chairman of the Board at any time by sending an e-mail to chairman@redlion.com. In addition, shareholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending a written communication to our Secretary at our principal executive office, 1550 Market Street, Suite 350, Denver, Colorado 80202. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of shareholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. Communications concerning potential director nominees submitted by any of our shareholders will be forwarded to the Chairman of the Nominating and Corporate Governance Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board, which is composed entirely of independent directors, as defined under NYSE rules, determines compensation for our executive officers. All decisions of the Compensation Committee are reported to our Board.

This discussion in this Compensation Discussion and Analysis (“CD&A”) focuses on our CEO, CFO, and the three most highly compensated executive officers (other than our CEO and CFO) for the past fiscal year, who were:

•	Gregory T. Mount, President and Chief Executive Officer

•	Douglas Ludwig, Executive Vice President, Chief Financial Officer and Treasurer

•	David Wright, Vice President, Former (interim) Chief Financial Officer*

•	Roger Bloss, Executive Vice President and President of Global Development

•	Bernard Moyle, Executive Vice President and Chief Operating Officer

•	William J. Linehan, Executive Vice President, Chief Marketing Officer

* Mr. Wright served as interim Chief Financial Officer from April 8, 2016 until April 3, 2017.

There are no material differences in the compensation policies or decisions with respect to the executive officers.

Compensation Program Objectives and Rewards

We believe that our executive compensation program should:

•	Attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contributions to this success; and

•

Pay for performance by rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, in a way that promotes alignment with long-term shareholder interests.

All of the compensation and benefits for our executive officers have as a primary purpose our need to attract, retain and motivate highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Beyond that, different elements are designed to engender different behaviors:

•	Base salary and benefits are designed to attract and retain executives over time.

•

Annual cash awards under our annual bonus plan for executive officers (the “Bonus Plan”) are designed to focus executives on one or more specific performance goals established each year by the Compensation Committee. Executive officers may also receive discretionary bonuses based on performance not otherwise measured by the Bonus Plan or for other reasons.

•

Long-term equity incentives — time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) and stock options under our shareholder-approved stock incentive plans — focus executives’ efforts on the behaviors within their control that we believe are necessary to ensure our long-term success, as reflected in increases in our stock price over a period of years.

•

Severance and change of control arrangements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. These arrangements ease an executive’s transition due to an unexpected employment termination. In the event of rumored or actual fundamental corporate changes, these arrangements will also allow executives to remain focused on our business interests.

Risk Mitigation

We do not believe that any of our compensation policies and practices are reasonably likely to have a material adverse effect on our company. With respect to our compensation policies and practices for executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentives encourages our executive officers to deliver strong results for our shareholders without taking excessive risks. The base salaries of our executive officers provide them assured cash compensation at levels that our Compensation Committee deems appropriate, taking into account their respective job duties and responsibilities. We believe these base salaries, taken together with their at-risk annual and long-term incentives, motivate the executive officers to perform at a high level. With respect to annual cash awards under the Bonus Plan, we believe that our use of one or more objective company financial performance goals, together with the Compensation Committee’s discretion to disqualify an executive officer from receiving an award that might otherwise be payable, serves to mitigate against undue risk-taking. We also believe that our use of multi-year vesting schedules and a combination of time and performance vesting for most of our long-term equity incentives encourages our executive officers to deliver value to our shareholders while mitigating risk.

Pay Practices

The following table summarizes our executive compensation practices that we employ to motivate superior performance from our executives and encourage behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive market place, as well as practices we avoid because we believe they increase risk and/or do not serve the long-term interests of our shareholders:

What We Do:

•  Pay for performance

•  Balance short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results

•  Put caps on incentive compensation

•  Subject variable pay to our clawback policy

•  Have double trigger change of control agreements

•  Set required stock ownership guidelines for executive officers

•  Pay competitively to attract and retain top talent

•  Engage independent consultants to review and advise on executive compensation

What We Don’t Do:

•  Provide guaranteed minimum bonuses

•  Pay dividends on unvested or unearned incentive awards

•  Reprice or reload stock options without shareholder approval

•  Backdate options or grant options retroactively

•  Provide for automatic single-trigger vesting acceleration in connection with a change of control

Say on Pay Voting Results

At last year’s annual meeting, we asked our shareholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in the proxy statement for that meeting. Over 92% of the votes cast on that proposal approved the compensation. Although the advisory vote on the compensation of our named executive officers is non-binding, our Board and Compensation Committee reviews the results of the vote and takes the outcome of the vote into consideration, along with other relevant factors, in making determinations concerning our executive officer’s compensation.

At last year’s annual meeting, we also asked our shareholders to approve, on an advisory basis, holding an advisory shareholder vote approving executive compensation every year. Consistent with our Board of Directors’ recommendation in our 2017 Proxy Statement and the vote of our shareholders, our Board of Directors has determined that the shareholder advisory vote on executive compensation will occur on an annual basis (every “one year”), until the next advisory vote on the frequency of advisory votes on executive compensation at the 2023 Annual Meeting of Shareholders.

Compensation Consultants

The Compensation Committee has the sole authority and responsibility to select, retain, and terminate any adviser to assist it in the performance of its duties, and to approve the compensation consultant’s fees and terms of engagement. In early 2016, the Compensation Committee retained Mercer US, Inc. (“Mercer”) as its independent compensation consultant because of its extensive expertise and its independence due to the lack of any other business relationship with our company. Mercer was retained to evaluate the competitiveness of our overall executive compensation and benefits program for senior management, including the CEO and all named executive officers. Mercer reports directly to the Chairman of the Compensation Committee, and the Compensation Committee confirmed that Mercer was an independent compensation advisor and that its engagement did not present any conflicts of interest.

Compensation Benchmarking

Mercer examined cash and incentive compensation data from a variety of published survey sources, using a blend of hospitality/hotel industry and general industry data (both publically available and internal) and proxy data from peer group companies. Mercer matched our company’s executives to comparable survey and proxy positions based on job content and level of responsibility, with adjustments as appropriate.

Our peer group for 2017 consisted of 11 hotel and hospitality companies with annual revenues ranging from approximately $110 million to over $1.2 billion. The compensation data results of our peer group study were reduced by 10% by Mercer to account for our smaller revenue size as compared to our peer group. Peer group members were hospitality companies Extended Stay America, Inc., La Quinta Holdings, Inc., Choice Hotels International, Inc., Intrawest Records Holdings, Inc. Marcus Corp, and restaurant companies Luby’s Inc., Ruths Hospitality Group, Inc., Popeyes Louisiana Kitchen, Jamba, Inc. Papa Murphy’s Holdings, Inc. and Nathans Famous, Inc.

In December 2016, the Compensation Committee retained Mercer to provide an update to its earlier guidance and provide any necessary adjustments to account for wage movement and other market factors. The Compensation Committee used Mercer’s report to assist it in setting executive compensation for 2017, including awards of long-term incentives to its executive officers, which included for the first time both time-based and performance-based restricted stock units.

A comparison of our company to our peer group with respect to revenue and market capitalization as of September 30, 2016 is set forth in the table below:

	Revenue (in millions) ($)		Market Capitalization (in millions) ($)
25th Percentile	194		193
Median	427		472
75th Percentile	736		1,218
Red Lion Hotels Corporation	195	*	169
Percentile Rank	25%		20%

*	Pro-forma based on inclusion of full year of Vantage Hospitality Group.

Elements of Our Compensation Program

Base Salaries

The Compensation Committee determines base salaries for the executive officers early each year based on a variety of factors, including the following:

•	individual performance;

•	job responsibilities;

•	tenure with the company as well as prior experience;

•	economic conditions;

•	retention considerations; and

•	the competitive labor market, including regional salary levels and those of executives at other hospitality companies.

In determining the base salaries of executive officers, the Compensation Committee also solicits input from the CEO and takes into consideration the recommendations made by the CEO with respect to the compensation of the other executive officers.

As a general matter, the Company seeks to position its base salaries, target annual bonuses and long-term incentive compensation near the median of its peer group benchmark data (as adjusted to account for our smaller revenue size as compared to our peer group). Based on the compensation information from Mercer, and after considering the recommendations of the CEO with respect to the executive officers, and considering the factors set forth above, the Compensation Committee determined to increase the base salaries of some of our executive officers in 2017, as follows:

	Base Salary ($)
	2016		2017		% change
Gregory T. Mount	493,000		530,000		7.5%
Douglas Ludwig	—	(1)	375,000		0%
David M. Wright	200,000		200,000	(2)	0%
Roger Bloss	360,000	(3)	360,000		0%
Bernard Moyle	340,000	(3)	340,000		0%
William J. Linehan	320,650		337,000		5.1%

(1)	Mr. Ludwig was hired effective April 3, 2017. The base salary reflected above is his annualized 2017 salary.
(2)	Mr. Wright served as interim Chief Financial Officer between April 8, 2016 and April 3, 2017. The base salary reflected above is his annualized 2017 salary.
(3)	Mr. Bloss and Mr. Moyle were hired effective October 1, 2016, in connection with the company’s acquisition of the assets of Vantage Hospitality and its affiliates. The base salary reflected above is their annualized 2016 salary.

Bonus Plan and Other Annual Cash Awards

Executive Officers Bonus Plan

Each year the Compensation Committee establishes one or more performance goals for our executive officers under the Bonus Plan, and the levels of cash awards that the executives will receive based on the extent to which their goals are achieved. The goals and award levels are set after extensive discussion between the Compensation Committee and the CEO regarding the performance needed to drive execution on the Company’s annual budget and its strategic plan. Company goals generally relate to the Company’s overall financial performance, and individual goals have been subjective or objective, but they have generally been based on performance in areas of our business that the Compensation Committee believed were important to our success. Award levels are specified as a percentage of base salary. The final performance goals and award levels are set by the Compensation Committee. The Compensation Committee determines the threshold, target and maximum award levels under the Bonus Plan based on the same factors that it considers in determining base salaries.

Under the Bonus Plan, there is an overriding discretionary analysis of each executive’s eligibility to receive variable pay. For example, if an executive failed to follow company policy and procedures, exposed the company to legal liability, or exhibited behavior inappropriate for a leadership position, the executive could have been disqualified from receiving variable pay, even if his specified performance goals had been achieved.

The eligible executives, and their threshold, target and maximum bonus levels under the Bonus Plan, were as follows:

Executive	Threshold Bonus	Target Bonus	Maximum Bonus
Chief Executive Officer	25% of Base Salary	100% of Base Salary	160% of Base Salary
Chief Financial Officer*	17.5% of Base Salary	70% of Base Salary	112% of Base Salary
Executive Vice President(s)	12.5% of Base Salary	50% of Base Salary	80% of Base Salary

*	As interim CFO, Mr. Wright was not eligible to participate. Current CFO Douglas Ludwig joined the Company April 3, 2017 and was permitted to participate in the Bonus Plan for 2017.

Bonus payments were based on the Company and the executive meeting the following performance goals:

•	Achievement of our 2017 targeted adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), reduced by income attributable to noncontrolling interests;

•	Achievement of one or more department goals based on applicable division or department performance; and

•	Achievement of one or more individual goals by the specified executive.

To determine bonuses under the Plan, the EBITDA goal was weighted 80% and the executive’s departmental and individual goals were collectively weighted 20%. The departmental and individual goals for each of our named executive officers, as established by the Compensation Committee, are set forth below.

Determination of whether or not an executive has met their department and individual goals, and the level of achievement of those goals, is a subjective exercise for the Compensation Committee, as the number of departmental and individual goals differ for each executive, and the goals include both objective financial as well as subjective non-quantitative targets. As such, the Compensation Committee determines the level of achievement for each goal, and then weighs overall performance of the executive as to all departmental and individual goals to determine percentage of achievement.

Executive	Departmental and Individual Goals
Gregory T. Mount

•  Addition of new franchised hotels to RLHC’s system of hotels resulting in $3.75M in year one royalty revenue and $2.5M in upscale brands

•  $1.5M in combined EBITDA for Hotel RL Baltimore, D.C and Atlanta

•  Execution of 4 corporate development transactions

•  Implementation of a performance based long-term incentive compensation structure

•  Achievement of targeted associate (employee) overall engagement scores

•  Support transition and development of new CFO

•  Achieve successful transition and integration of Vantage assets

Douglas Ludwig

•  Obtaining a clean internal control opinion

•  Finalizing updates to control procedures for adequacy and efficiency

•  Assessing departmental staffing capabilities and identifying staffing needs

•  Achievement of targeted associate (employee) overall engagement scores

•  Increasing analyst coverage

•  Attending no less than 3 investor conferences

Roger Bloss

•  Addition of new franchised hotels to RLHC’s system of hotels resulting in $3.75M in year one royalty revenue and $2.5M in upscale brands

•  Franchise division profitability of $9.952M

•  Achievement of targeted associate (employee) overall engagement scores

•  Achieve successful transition and integration of Vantage assets

Bernard Moyle

•  Opening of 106 new hotels

•  Franchise division profitability of $9.952M

•  Hotel gross operating profit of $36.55M and greater than 30% profit margin

•  Achieve customer service quality index score of 100%

•  Achievement of targeted associate (employee) overall engagement scores

•  Full integration into Company as Chief Executive Officer

•  Develop franchise system improvements

•  Achieve successful transition and integration of Vantage assets

William J. Linehan

•  Grow Hello Rewards membership by 50%

•  Achieve 68% system reservation contribution by RLHC

•  Achieve RevPAR growth across the system of hotels of 2% and in Company operated hotels of 5.6%

•  Achievement of targeted associate (employee) overall engagement scores

•  Achieve successful transition and integration of Vantage assets

The Bonus Plan provided that no bonus would be payable unless the ratio of (i) our actual adjusted EBITDA for 2017 to (ii) targeted adjusted EBITDA exceeds 87.8% (the “Threshold Ratio”). If this Threshold Ratio was achieved, then the total payout was determined by multiplying the executive’s eligible bonus amount by a multiplier, which was based on the amount the actual adjusted EBITDA exceeded or fell below targeted EBITDA. Multipliers ranged from a threshold of 25% of the target bonus at the Threshold Ratio level, to 100% of the target bonus at the targeted adjusted EBITDA level, to 160% of the target bonus at the maximum level, if actual EBITDA exceeded target by 20%.

If targeted EBITDA was achieved, and the executive achieved all of his departmental and individual goals, the executive would be entitled to a full payout equal to the percentage of base salary determined from the above table at the “Target Bonus” level.

If targeted EBITDA was exceeded, and the executive achieved all of his departmental and individual goals, the executive would be entitled to a full payout equal to the percentage of base salary determined from the above table at an amount between the “Target Bonus” and up to the “Maximum Bonus” level, with the final amount determined using a target multiplier that is linearly interpolated for the amount actual EBITDA exceeded targeted EBITDA, up to a maximum multiplier of 160% if actual EBIDTA exceeded targeted EBITDA by 20% or more.

If targeted EBIDTA was achieved, but the executive achieved less than all of his department and individual goals, he would be entitled to between 80% and 99% of the full payout, with the final amount to be received based on the total number of goals set for each executive against the total number of goals achieved. If the executive achieved neither his department nor his individual goals, then he would be entitled to 80% of the full payout.

Adjusted EBITDA was $22.4 million, as reported in our 2017 Form 10-K, which was approximately 100.9% of the Plan’s EBITDA target of $22.75 million. The target multiplier, based on the achievement of 100.9% targeted EBITDA, was 102.8% for each executive.

The Compensation Committee then examined each executive’s applicable departmental and performance goals and determined the percentage at which their goals were achieved, as set forth above, which set the overall performance by each executive at a percentage of their target level, as set forth in the table below.

Bonus Plan Award Levels for 2017

	Threshold Bonus	Target Bonus	Maximum Bonus	Actual Award Paid		Company Goal Achievement Percentage	Individual and Departmental Goal Achievement Percentage	Award as % of Base Salary
Greg Mount	$132,500	$530,000	$848,000	$500,000		102.8%	58.8%	94.3%
Douglas Ludwig	$65,625	$262,500	$420,000	$225,000		102.8%	16.9%	60.0%
Roger Bloss	$45,000	$180,000	$288,000	$170,000		102.8%	59.4%	47.2%
Bernard Moyle	$42,500	$170,000	$272,000	$160,000		102.8%	57.8%	47.1%
William J. Linehan	$42,125	$168,500	$269,600	$120,000	(1)	102.8%	33%	35.6%

(1)	The final bonus payment was reduced 25% in the discretion of the Compensation Committee due to marketing department exceeding its 2017 budget.

Discretionary Bonuses

In addition to awards under the Bonus Plan, the Compensation Committee has authority to grant discretionary bonuses to executive officers based on performance not otherwise measured by the Bonus Plan or for other reasons.

No discretionary bonuses were granted to our named executive officers in 2017.

Long-Term Equity Incentives

Since 2009 we have provided long-term incentives to our executive officers in the form of time-based restricted stock units (“RSUs”), typically with a vesting period of four years. We have done this in order to preserve the pool of shares available under our stock incentive plans, and because of a market trend to rely more heavily on RSUs than on stock options as long term incentives because RSUs provide more stable incentives for executives. The equity incentives are intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. RSUs closely align our executives with the achievement of our longer-term financial objectives that enhance shareholder value.

To further reflect our pay-for-performance compensation philosophy, in 2017 the Compensation Committee elected to grant restricted stock units with a mix of both time-based RSUs and performance-based restricted stock units (“PSUs”). The Compensation Committee believes that the mix of time-vesting and performance-vesting equity awards achieves a balance in our equity-based incentive program that further aligns the interests of our executive team and our shareholders. The mix for 2017 50% PSUs and 50% RSUs, with an opportunity for an executive to earn additional shares under the PSU grant if performance targets are exceeded. PSUs are tied to the achievement of certain financial and operational performance goals measured over a set period, generally one to three years. In addition, each PSU has a further time vesting provision requiring continued service to the Company, generally three years from the date of grant. The Compensation Committee has elected to include PSU grants because they align our executive’s compensation with meeting or exceeding key financial and operational performance goals that will deliver long-term value to our shareholders, and will further motivate our executive team to achieve our key business objectives.

•	Time-Based Restricted Stock Units (RSU)

RSU grants provide for the issuance of shares of our common stock if the recipient has met certain continued service requirements, typically four years in order to receive the full value of the award. Unlike stock options, RSUs may have value even if the price of our common stock does not increase. Nevertheless, we award RSUs because they promote retention and we believe they also create incentives for executives to focus on increased share prices so that the award has greater value when the common stock is issued. Although we do not impose any restriction on the sale of common stock issued pursuant to RSUs, we expect that our executives will continue to hold some if not all of the shares issued, which will also keep their interests aligned with those of our shareholders.

Under all of the RSUs granted to our executive officers in 2017, an executive was entitled to receive one-fourth of the shares subject to the award on each of the first four anniversaries of the date of grant as long as the executive remained continuously employed with us until the applicable anniversary.

•	Performance-Based Restricted Stock Units (PSU)

PSU grants provide for the issuance of shares of our common stock if the recipient has met certain financial and operational performance goals, and, in addition, meets certain continued service requirements. Each set of performance measures is intended to reward the achievement of specific long-term strategic goals designed to deliver long-term shareholder value. The length of the performance period, the mix of time and performance-based awards, the specific performance measures and target levels, and the time-based vesting provisions are established each year by the Compensation Committee.

•	Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date the option is exercised. The exercise price of our stock options is set at fair market value, which is the closing selling price of our common stock on the NYSE on the grant date. The vesting provisions of the stock options we have granted in the past have varied, although they have generally vested in equal annual increments over a period of four years from the date of grant.

Under the shareholder-approved stock incentive plans, we may not grant stock options at a discount to fair market value or with a so-called “reload” feature, and we may not reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. We do not lend funds to employees to enable them to exercise stock options.

We do not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before an announcement of favorable information, or after an announcement of unfavorable information. Our options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee.

Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation in the price of our common stock. As a result, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all our shareholders.

In 2016, we granted Mr. Mount a stock option to purchase 81,130 shares of our common stock at an exercise price of $8.20 per share. One-fourth of the stock options will become exercisable on each of the first four anniversaries of the grant date, subject to Mr. Mount’s continued employment. Mr. Mount did not hold any stock options prior to this grant, and the Board felt the grant was appropriate to provide further incentives to Mr. Mount to focus on initiatives that support an increase in the Company’s stock price. No options were granted in 2017.

2017 Long-Term Incentive Threshold, Target and Maximum Amounts

For 2017, the Compensation Committee set the threshold, target and maximum bonus long-term incentive levels for long-term incentive grants for our executives as follows:

Executive	Threshold LTI	Target LTI	Maximum LTI
CEO	22% of Base Salary	175% of Base Salary	230% of Base Salary
CFO	12.5% of Base Salary	100% of Base Salary	180% of Base Salary
Other Executive Officers	7.5% of Base Salary	60% of Base Salary	125% of Base Salary

Only PSUs granted have threshold and maximum levels; all RSUs are granted at the target level. For 2017, each executive received a mix of 50% PSUs and 50% RSUs.

PSU Grants relating to 2017 Performance

Under all of the PSUs granted to our executive officers in 2017, the executive will be entitled to receive the shares subject to the award on the third anniversary of the date of grant, or May 25, 2020, at the target level, as long as prior to such date the following performance goals were achieved, and the executive remained continuously employed with us until the applicable anniversary:

•	2017 adjusted EBITDA exceeded $20.24M (weighted 70%)

•	Gross number of hotels added to system exceeded 119 (weighted 30%)

In the event the executive exceeded these performance targets, the executive was entitled to earn additional shares up to the maximum number provided under their individual grant agreements. Amounts payable above and below target were calculated along a straight line from target with a 3 percent increase for every 1 percent increase in attainment for the EBITDA target to the maximum, and a 4 percent increase for every 1 percent increase in attainment for the hotel growth target.

In March 2018, the Compensation Committee reviewed 2017 performance relative to the pre-established goals and, based on that performance, confirmed that the Company had achieved 107.1% of overall target performance with respect to the 2017 PSUs.

This resulted in the issuance of PSUs as follows:

Executive	PSUs Awarded
Greg Mount	70,451
Douglas Ludwig	28,484
Roger Bloss	16,407
Bernard Moyle	15,496
William J. Linehan	15,359

As stated above, these PSUs will vest on May 25, 2020 as long as the executive remains continuously employed with us until such date.

For 2018, the Compensation Committee expects to set performance goals based upon achievement of adjusted EBITDA targets, to be measured over a two year period, with a three year time vesting requirement.

RSU Grants made in 2017

The RSUs granted to our executive officers in 2017 vest annually over four years, subject to the executive’s continued employment with the Company. RSUs granted in 2017 are shown in the 2017 Grants of Plan-Based Awards table below.

Retirement, Change of Control and Other Benefits

Our executive officers participate in the same employee benefits provided to all other employees. The limited perquisites made available to our executives generally do not exceed $10,000 annually.

Each of our executives is entitled to certain severance benefits if terminated without cause, or in connection with a change of control involving our Company, as described below under Employment Agreements; Severance and Change of Control Arrangements.

Clawback Policy

The Compensation Committee has adopted a Compensation Clawback Policy (the “Clawback Policy”) that gives the Compensation Committee authority to recoup certain executive officer compensation in the event of financial errors, including an accounting restatement, or other executive officer conduct that adversely affects our company or its results of operation. The Clawback Policy applies to all incentive compensation paid, granted, earned, vested or otherwise awarded to an executive officer, including annual bonuses and other short and long term cash incentive awards, stock options, restricted stock awards and other equity or equity-based awards.

Stock Ownership Guidelines

Our Board of Directors has adopted Stock Ownership Guidelines applicable to our directors and executive officers. Share ownership demonstrates to our shareholders, the investing public and the rest of our company’s associates, our executive officers’ commitment to our company and directly aligns executives’ interests with those of our shareholders. Each of our CEO, CFO, Executive Vice Presidents and General Counsel is required to own the lesser of either (i) 30,000 shares of our common stock, or (ii) a number of shares of our common stock equal in value to at least his or her annual base salary. Each of our executives has four years from the date of his or her appointment to attain such level of ownership. Our executives are in compliance with our Stock Ownership Guidelines or are still within the four year period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Respectfully submitted,

Compensation Committee of the Board of Directors

Raymond R. Brandstrom, Chairman

Bonny W. Simi

Michael Vernon

April 13, 2018

PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act mandated the SEC adopt a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Company’s Chief Executive Officer (“CEO”). Registrants must comply with the pay ratio rule for the first fiscal year beginning on or after January 1, 2017.

The SEC rule requires the disclosure of (i) the median of the annual total compensation of all employees of the company, except the CEO, (ii) the annual total compensation of the CEO; and (iii) the ratio of the two amounts.

In determining the median employee, a listing was prepared of all employees as of December 31, 2017. Wages and salaries were annualized for those employees that were not employed for the full year of 2017. The median amount was selected from the annualized list based upon the Company’s tax records. For simplicity, the value of the Company’s 401(k) plan and medical benefits provided was excluded as all employees including the CEO are offered the exact same benefits and the Company utilizes the Internal Revenue Service safe harbor provision for 401(k) discrimination testing. As of December 31, 2017 the Company employed 1,563 persons of which 524 are full time and 1,039 are part time.

Ratio:

•	The median of the annual total compensation of all our employees (other than our CEO): $23,636

•	Mr. Mount’s annual total compensation, as reported in our 2017 Summary Compensation Table: $1,908,069

•	Based on this information, the ratio of the annual total compensation of Mr. Mount to the median of the annual total compensation of all employees is estimated to be 81 to 1.

The ratio above is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. Given the rule’s flexibility, the method the Company used to determine the median employee may be different from its peers, so the ratios may not be comparable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by our named executive officers for all services rendered in all capacities to us in 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Gregory T. Mount President and Chief Executive Officer	2017 2016 2015	520,039 476,936 407,173	0 129,413 0	888,030 347,557 1,714,111	0 347,565 0	500,000 0 260,200	0 0 0	1,908,069 1,301,471 2,381,484
Douglas Ludwig (4) Executive Vice President, Chief Financial Officer	2017	266,827	0	621,043	0	225,000	20,000	1,132,868
David M. Wright (5) Vice President, Interim Chief Financial Officer	2017 2016	194,231 180,000	20,000 21,600	29,997 22,625	0 0	0 0	0 0	244,228 224,225
William J. Linehan Executive Vice President, Chief Marketing Officer	2017 2016 2015	332,598 312,802 290,214	0 40,081 0	193,590 192,388 1,083,995	0 0 0	120,000 0 140,028	0 0 0	646,188 545,271 1,514,237
Roger Bloss (6) Executive Vice President, President Global Franchise Dev.	2017 2016	360,000 76,154	50,000 18,000	403,307 0	0 0	170,000 0	0 1,150	983,307 95,304
Bernie Moyle (7) Executive Vice President, Chief Operating Officer	2017 2016	340,000 71,923	25,000 17,000	391,818 0	0 0	160,000 0	0 1,000	916,818 89,823

(1)	Amounts in this column reflect the total Performance-based Restricted Stock Units (PSUs), and Restricted Stock Units (RSUs) awarded in 2017 and represent the grant date fair value of these stock awards. As amounts shown represent the fair value on date of grant they do not reflect the amount that may be ultimately realized by the NEOs. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the assumptions underlying the valuation of these equity awards. Amounts include the aggregate grant date fair values of PSUs at the Target number, calculated in accordance with accounting guidance. At the Maximum number, these values for Mr. Mount for 2017 would be: $678,850; for Mr. Ludwig: $274,467; for Mr. Linehan: $147,995; for Mr. Bloss: $158,096 and for Mr. Moyle: $149,311.
(2)	Represents amounts payable under our 2017 Executive Officers Bonus Plan.
(3)	The total value of all perquisites and personal benefits received by each executive officer in 2017 was $10,000 or less other than with respect to Mr. Ludwig, who received a temporary housing allowance of $20,000 when he was hired effective April 3, 2017.
(4)	Mr. Ludwig was hired effective April 3, 2017.
(5)	Mr. Wright served as interim Chief Financial Officer between April 8, 2016 and April 3, 2017. Mr. Wright resigned effective February 12, 2018.
(6)	Mr. Bloss was hired effective October 1, 2016. The $50,000 bonus shown in the table above represents a hiring bonus payable in January 2017.

Mr. Moyle was hired effective October 1, 2016. The $25,000 bonus shown in the table above represents a hiring bonus payable in January 2017.

2017 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2017.

	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory T. Mount	Annual Incentive Award		132,500	530,000	848,000
	Restricted Stock Units	3/31/17							65,780	463,749
	Performance Stock Units	5/25/17				16,445	65,780	105,248		424,281
Douglas Ludwig	Annual Incentive Award (5)		65,625	195,616	312,986
	Restricted Stock Units	4/3/17 5/31/17							26,978 40,000	187,497 262,000
	Performance Stock Units	5/25/17				6,649	26,596	42,533		171,544
David M. Wright	Annual Incentive Award (6)					—	—	—
	Restricted Stock Units	3/31/17 4/24/17							3,829 462	26,994 3,003
William J. Linehan	Annual Incentive Award		42,125	168,500	269,600
	Restricted Stock Units	3/31/17							14,340	101,097
	Performance Stock Units	5/25/17				3,585	14,340	22,945		92,493
Roger J. Bloss	Annual Incentive Award		45,000	180,000	288,000
	Restricted Stock Units	3/31/17 5/31/17							15,319 30,000	107,999 196,500
	Performance Stock Unit	5/25/17				3,830	15,319	24,511		98,808
Bernie Moyle	Annual Incentive Award		42,500	170,000	272,000
	Restricted Stock Units	3/31/17 5/31/17							14,468 30,000	101,999
	Performance Stock Units	5/25/17				3,617	14,468	23,149		93,319

(1)	These represent the “Threshold”, “Target” and “Maximum” award payouts that were available for the 2017 performance period under our annual bonus plan for executive officers (the “Bonus Plan”) as described in “Compensation Discussion and Analysis” and does not represent amounts actually paid or that may be paid in the future. Actual award payments are listed in the Summary Compensation Plan table above under the “Non-Equity Incentive Plan Compensation” column for 2017.
(2)	Represents performance-based restricted stock units (PSUs) that were available for issuance for the 2017 performance period under our long-term incentive plan, and does not represent number of restricted stock units actually awarded.
(3)

Represents time-based restricted stock units granted. One-fourth of the RSUs granted on March 31, 2017 vested on March 31, 2018, and the remainder are scheduled to vest in equal installments on the next three anniversaries of that date. The RSU granted on April 3, 2017 will vest 25% annually over a four year period beginning on April 3, 2018. The RSUs granted on May 31, 2017 will vest 25% annually over a four year period beginning on May 31, 2018. Notwithstanding the foregoing, all of the unvested RSUs held by Mr. Wright terminated when his employment terminated on February 12, 2018. In all cases, vesting of RSUs is subject to continuous service with us or one of our affiliates. Under certain circumstances, the vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements. When RSUs vest, we will, as soon as is administratively practicable, issue one share of our common stock for each unit that vests.
(4)	Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The grant date fair value of PSUs included in this column assumes a payout at the target performance level. The grant date fair value of the PSUs assuming the maximum level of performance is achieved is equal to $678,850 for Mr. Mount, $274,466.85 for Mr. Ludwig, $147,995 for Mr. Linehan, $158,096 for Mr. Bloss and $149,311 for Mr. Moyle. For the restricted stock units (“RSUs”), the closing market price of our common stock on March 31, 2017 was $7.05, April 3 was $6.95 and on May 31, 2017 was $6.55. For the performance stock unit (PSUs) the closing market price of our common stock on May 25, 2017 was $6.45
(5)	Mr. Ludwig joined the Company April 3, 2017 and was eligible to participate in the plan for the portion of the fiscal year he was employed by our company.
(6)	Mr. Wright as interim CFO was not eligible to participate in the Bonus Plan for 2017 and did not receive any award of PSUs. All unvested RSUs held by Mr. Wright terminated when his employment terminated on February 12, 2018.

2017 Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2017.

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Gregory T. Mount					9,137	(3)	89,999
					17,924	(4)	176,551
					200,000	(5)	1,970,000
					31,789	(6)	313,122
					65,807	(7)	648,199
					105,248	(8)	1,036,693
	20,238	60,892	8.20	03/28/2026
Douglas Ludwig					26,978	(9)	265,733
					40,000	(10)	394,000
					42,533	(8)	418,950
David M. Wright (11)					2,500	(12)	24,625
					1,875	(13)	18,469
					3,829	(7)	37,716
					462	(14)	4,551
William J. Linehan					4,750	(15)	46,788
					12,133	(4)	119,510
					125,000	(5)	1,231,250
					17,597	(6)	173,330
					14,340	(7)	141,249
					22,945	(8)	226,008
Roger Bloss					15,319	(7)	150,892
					30,000	(10)	295,500
					24,511	(8)	241,433
Bernie Moyle					14,468	(7)	142,510
					30,000	(10)	295,500
					23,149	(4)	228,018

(1)	The vesting of unvested options, time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) is subject to continuous service with us or one of our affiliates through the respective scheduled dates of vesting disclosed in the footnotes to this table. Under certain circumstances, these vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements.
(2)	The value of the RSUs and PSUs is calculated by multiplying the number of RSUs and PSUs by $9.85, the closing market price of our common stock on December 29, 2017.
(3)	These RSUs vested on January 27, 2018.
(4)	These RSUs vest in two installments on March 2, 2018 and March 2, 2019.
(5)	These RSUs will vest on May 20, 2019.
(6)	One-third of these RSUs vested on March 28, 2018, and the remainder will vest in two equal installments on the next two anniversaries of that date.

(7)	One-fourth of these RSUs vested March 31, 2018 and the remainder will vest in three equal installments on the next three anniversaries of that date.
(8)	Represents the maximum amount of PSUs that can be issued if all performance measures were exceeded. The PSUs vest upon confirmation of achievement of the performance conditions set forth in the individual executive’s grant agreement by the Compensation Committee and, in addition, on continuous service through the vesting date of May 25, 2020. Actual PSUs issued are described under the heading PSU Grants relating to 2017 Performance in Compensation Discussion and Analysis above.
(9)	One-fourth of these RSUs will vest on April 3, 2018 and the remainder will vest in three equal installments on the next three anniversaries of that date.
(10)	One-fourth of these RSUs will vest on May 31, 2018 and the remainder will vest in three equal installments on the next three anniversaries of that date.
(11)	Mr. Wright’s employment terminated February 12, 2018. All unvested RSUs held by Mr. Wright were forfeited as of his termination date.
(12)	These RSUs will vest in two equal installments on December 7, 2018 and December 7, 2019.
(13)	One-third of these RSUs vested on December 7, 2017 and the remainder will vest in two equal installments on the next two anniversaries of that date.
(14)	One-fourth of these RSUs vested on April 24, 2017 and the remainder would have vested in three equal installments on the next three anniversaries of that date.
(15)	These RSUs will vest on May 19, 2018.

2017 Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregory T. Mount			28,694	213,504
William Linehan			16,681	113,331
Douglas Ludwig			0	0
David M. Wright (2)			1,875	17,063
Roger Bloss			0	0
Bernie Moyle			0	0

(1)	All of these stock awards were RSUs. The value of the shares of common stock acquired upon vesting of these RSUs is calculated by multiplying the number of shares by the closing market price of our common stock on the date the RSUs vested.
(2)	Mr. Wright’s employment terminated on February 12, 2018.

Employment Agreements; Severance and Change of Control Arrangements

President and Chief Executive Officer

Gregory T. Mount serves as our President and Chief Executive Officer under a written agreement that was restated as of February 27, 2015. Under that agreement, in addition to his base salary, which is currently $530,000, Mr. Mount is also entitled to receive an annual equity grant with a value equal to at least 50% of his base salary and to participate in our annual bonus plan for executive officers (the “Bonus Plan”) with a target bonus equal to at least 50% of his base salary.

If we terminate Mr. Mount’s employment without cause, we will make a lump-sum severance payment to him equal to his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Mount’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	150% of his then base salary, plus

•	150% of his target incentive bonus under the Bonus Plan for the year of termination, prorated for the number of days elapsed in that year prior to his termination;

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Mount is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The term “cause” means (i) willful and intentional failure or refusal to perform or observe any material duties, responsibilities or obligations, if such breach is not cured within 30 days after we give notice of the breach, which notice shall state that such conduct shall, without cure, constitute cause; (ii) any willful and intentional act involving fraud, theft, embezzlement or dishonesty affecting our company; or (iii) conviction of (or a plea of novo contendere to) an offense that is a felony in the jurisdiction involved.

The term “change of control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of our outstanding securities by a person or an investor group; adoption of a plan for liquidation or for sale of substantially all of our assets or any other similar transaction or series of transactions involving our company, or the acquisition of 50% or more of the combined voting power of our outstanding securities by a person or an investor group.

A “constructive termination” includes an involuntary termination by us without cause as well as a voluntary termination by Mr. Mount within thirty days after any of the following (i) a significant reduction in overall scope of duties; (ii) a required relocation more than 40 miles from Spokane, Washington; or (iii) a reduction of more than 20% in base salary or target bonus.

Mr. Ludwig

Douglas L. Ludwig serves as our Executive Vice President, Chief Financial Officer and Treasurer. Under a written agreement dated March 1, 2017, in addition to his base salary, which is currently $375,000, Mr. Ludwig is also entitled to participate in our annual Bonus Plan for executive officers, and receive an annual grant of equity with a value equal to 100% of his base salary, a portion of which shall be issued in the form of restricted stock units subject to four year vesting, and the balance of which shall be issued in the form of performance stock units vesting in accordance with performance metrics to be determined by the Compensation Committee.

Mr. Ludwig was also entitled to receive a signing bonus equal to $45,000, payable after 6 months of employment, and a temporary housing allowance of $20,000, both of which were paid during 2017.

If we terminate Mr. Ludwig’s employment without cause, we will make a lump-sum severance payment to him equal to 50% of his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Ludwig’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination;

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Ludwig is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The terms “cause” and “change of control” and the circumstances that constitute “constructive termination” are the same for purposes of Mr. Ludwig’s agreement as they are for Mr. Mount’s, except that a required relocation of his place of employment will not constitute a constructive termination.

Mr. Linehan

William J. Linehan serves as our Executive Vice President, Chief Marketing Officer under a written agreement that was restated as of February 27, 2015. Under that agreement, Mr. Linehan’s current annual base salary is $337,000, and he is also entitled to participate in our Bonus Plan with a target bonus equal to at least 40% of his base salary. For 2017, he was eligible for a target bonus under the Bonus Plan equal to 50% of his base salary.

If we terminate Mr. Linehan’s employment without cause, we will make a lump-sum severance payment to him equal to one-half of his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Linehan’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination;

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Linehan is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

If there is a constructive termination of Mr. Linehan’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination;

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Ludwig is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The terms “cause” and “change of control” and the circumstances that constitute “constructive termination” are the same for purposes of Mr. Linehan’s agreement as they are for Mr. Mount’s, except that a required relocation of his place of employment will not constitute a constructive termination.

Mr. Bloss

Roger Bloss serves as our Executive Vice President, President Global Development. Under a written agreement dated October 1, 2016, he is entitled to a base salary of $360,000, and is also entitled to participate in our annual Bonus Plan for executive officers, with a target amount to be set by the Compensation Committee, currently 50% of base salary. Upon approval by the Company’s shareholders of additional equity for the Company’s Stock Incentive Plan, Mr. Bloss received 30,000 Restricted Stock Units in the Company, vesting 25% on each of the first four anniversaries of issuance. Mr. Bloss may also be entitled, in the discretion of the Compensation Committee, to receive an equity grant in an amount set by the Committee, in the form of time-based restricted stock units vesting 25% on each of the first four anniversaries of issuance (“RSUs”) or performance-based restricted stock units.

Mr. Bloss was also entitled to receive a cash payment of $50,000, which was paid in January 2017.

If we terminate Mr. Bloss’s employment without cause, we will make a lump-sum severance payment to him equal to 50% of his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Bloss’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination;

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Bloss is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

Mr. Bloss is also subject to noncompetition and nonsolicitation restrictions as a Seller under the Asset Purchase Agreement dated September 13, 2016 between Red Lion Hotels Franchising, Inc., Thirty-Eight Street, Inc., Vantage Hospitality Group, Inc. and certain other Sellers listed on the signature pages thereto.

The terms “cause” and “change of control” and the circumstances that constitute “constructive termination” are the same for purposes of Mr. Bloss’s agreement as they are for Mr. Mount’s, except that a required relocation of his place of employment will not constitute a constructive termination.

Mr. Moyle

Bernard Moyle serves as our Executive Vice President, Chief Operating Officer. Under a written agreement dated October 1, 2016, he is entitled to a base salary of $340,000, and is also entitled to participate in our annual Bonus Plan for executive officers, with a target amount to be set by the Compensation Committee, currently 50% of base salary. Upon approval by the Company’s shareholders of additional equity for the Company’s Stock Incentive Plan, Mr. Moyle received 30,000 Restricted Stock Units in the Company, vesting 25% on each of the first four anniversaries of issuance. Mr. Moyle may also be entitled, in the discretion of the Compensation Committee, to receive an equity grant in an amount set by the Committee, in the form of time-based restricted stock units vesting 25% on each of the first four anniversaries of issuance (“RSUs”) or performance-based restricted stock units.

Mr. Moyle was also entitled to receive a cash payment of $25,000, which was paid in January 2017.

If we terminate Mr. Moyle’s employment without cause, we will make a lump-sum severance payment to him equal to 50% of his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Moyle’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination;

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Moyle is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

Mr. Moyle is also subject to noncompetition and nonsolicitation restrictions as a Seller under the Asset Purchase Agreement dated September 13, 2016 between Red Lion Hotels Franchising, Inc., Thirty-Eight Street, Inc., Vantage Hospitality Group, Inc. and certain other Sellers listed on the signature pages thereto.

The terms “cause” and “change of control” and the circumstances that constitute “constructive termination” are the same for purposes of Mr. Moyle’s agreement as they are for Mr. Mount’s, except that a required relocation of his place of employment outside Florida constitutes a constructive termination.

Table of Severance Payments and Benefits

If the employment of our executive officers had terminated effective January 1, 2018 under circumstances entitling them to the severance and change of control benefits described above, the lump-sum severance payments payable to the executive officers, and the value of the other severance benefits they would have received, would have been as shown in the following table:

Name	Severance Payment ($)	Accelerated Restricted Stock Units ($)(1)	Life, Health and Insurance Benefits ($)	Total ($)
Gregory T. Mount (2)	1,590,000	3,891,548	0	5,481,548
Douglas L. Ludwig(3)	637,500	940,301	0	1,577,801
David M. Wright (4)	0	0	0	0
William J. Linehan (3)	505,500	1,863,414	0	2,368,913
Roger Bloss (3)	540,000	608,001	0	1,148,001
Bernard Moyle (3)	510,000	590,645	0	1,100,645

(1)	The value of the accelerated restricted stock units is calculated by multiplying the number of unvested units by $9.85, the closing market price of our common stock on December 29, 2017.
(2)	The severance payment for Mr. Mount equals 150% of his base salary for 2017 plus 150% of the target amount available to him under the Bonus Plan for 2017.
(3)	The severance payment for each of Messrs. Ludwig, Linehan, Bloss, and Moyle equals his base salary for 2017 plus the target amount available to him under the Bonus Plan for 2017.
(4)	Mr. Wright is not entitled to any severance payment upon his termination of service.

DIRECTOR COMPENSATION

The following summarizes our standard compensation arrangements for our directors, which are subject to modification at any time.

We pay each of our non-employee directors, other than Enrico Marini Fichera and Alexander Washburn, a retainer at the annual rate of $100,000. We pay our Chairman of the Board an additional fee at the annual rate of $30,000. The chair of the Audit Committee receives an additional fee at the annual rate of $20,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional fee at the annual rate of $15,000. Non-chair committee members receive an additional fee at the annual rate of $5,000 for each committee on which they serve. All of these director fees are payable in advance in equal quarterly installments. For each quarter, $17,500 of the fees is paid in shares of our common stock based on the closing market price on the regularly scheduled quarterly payment date. The balance of the quarterly fees are payable in cash, although they may be paid in stock to the extent a director so elects.

From time to time we have made payments to directors on an ad hoc basis for service in connection with special projects or on non-standing committees of the Board.

It is also our policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.

2017 Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2017:

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Total ($)
Raymond R. Brandstrom	50,000	70,000	120,000
James P. Evans	47,500	70,000	117,500
Enrico Marini Fichera	0	0	0
Joseph B. Megibow	27,500	55,000	82,500
Bonny W. Simi	17,913	64,588	82,500
Michael Vernon	53,969	70,000	123,969
Alexander Washburn	0	0	0
Robert G. Wolfe	66,014	70,000	136,014
David J. Johnson	10,000	17,500	27,500
Melvin L. Keating	25,959	17,500	43,459

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management.

The committee discussed with BDO USA, LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), issued by the Public Company Accounting Oversight Board (PCAOB).

The committee also received the written disclosures and the letter from BDO USA, LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the committee concerning independence, and has discussed with BDO USA, LLP their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for 2018.

Respectfully submitted,

Audit Committee of the Board of Directors

Michael Vernon, Chairman

Raymond R. Brandstrom

Joseph B. Megibow

March 27, 2018

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid

BDO USA, LLP billed our company the amounts shown in the table below for professional services related to 2017 and 2016:

Services Rendered	2017	2016
Audit Fees (1)	$784,000	$730,600
Audit-Related Fees (2)	18,500	21,250

Total Audit and Audit-Related Fees	802,500	751,850
Tax Fees (3)	40,200	173,845
All Other Fees (4)	0	0

Total Fees	$842,700	$925,695

(1)	The audit fees covered the annual audit of our financial statements, Sarbanes-Oxley compliance work, quarterly reviews, and audit and attest services for entities we consolidate that are required by agreement but not by statute or regulatory body.
(2)	The audit-related fees covered the audit of our employee benefit plan.
(3)	The tax fees covered tax returns, year-end tax planning and tax advice.
(4)	BDO USA, LLP did not bill us for any other professional services rendered during 2017 or 2016, and it did not provide our company during either of those years any professional services described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, setting compensation and overseeing the work of our independent registered public accounting firm. The committee has adopted a policy that requires advance approval of audit, audit-related, tax, and other services (“audit and non-audit services”) performed by the independent registered public accounting firm.

The committee has delegated to its chairman authority to approve permitted services provided that the chairman reports any decisions to the committee at its next regularly scheduled meeting. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the committee or chairman is requested. The committee or chairman reviews these requests and advises management if the engagement services of the independent registered public accounting firm are approved. On a periodic basis, management reports to the committee actual spending for audit and non-audit services compared to approved amounts.

Auditor Independence

The Audit Committee has considered and determined that the other professional services provided by BDO USA, LLP are compatible with maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Statement of Policy with respect to Related Party Transactions, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board, or in certain cases the full Board, approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to the following related parties:

•	our directors;

•

any of our executive or other officers who are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission;

•	any person who is the beneficial owner of more than 5% of our common stock;

•	any immediate family member, as defined in the policy, of any of the foregoing persons; and

•	any entity that is owned or controlled in substantial part by any of the foregoing persons.

“Related party transaction” is defined in the policy as a transaction between us and any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved:

•	any compensation paid to a related party that has been approved by the Compensation Committee;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000 or two percent of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends);

•	any transaction where the related party’s interest arises solely from participation in an employee benefit plan maintained by us for the general benefit of all of our employees; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

On January 15, 2015, we transferred 12 of our wholly owned hotels valued at approximately $89.8 million to RL Venture LLC, a joint venture in which we hold a 55% equity interest. In October 2016, we sold one of these hotels, and in February 2018, we sold 5 of these hotels. Our partner in RL Venture is Shelbourne Falcon RLHC Hotel Investors LLC (“Shelbourne Falcon”). Shelbourne Falcon is an entity led by Shelbourne Capital LLC (“Shelbourne”) and includes several other institutional real estate investors, including Columbia Pacific Real Estate Fund II, LP (the “Real Estate Fund”), an affiliate of Columbia Pacific Opportunity Fund, LP, one of our company’s largest shareholders (“Columbia Pacific”). The Real Estate Fund is the majority equity investor in Shelbourne Falcon. Alexander Washburn, one of our directors, is a managing member of Columbia Pacific Advisors, LLC, which serves as the investment manager of the Real Estate Fund, and he also serves as one of three representatives of Shelbourne Falcon on the seven-person board of directors that governs RL Venture. All hotels owned by RL Venture LLC are managed by our wholly owned subsidiary, Red Lion Hotels Management, Inc., under an initial five-year management contract, with three five-year extensions. In connection with Shelbourne Falcon’s investment in the joint venture, we issued to Shelbourne five-year warrants to acquire 442,533 shares of common stock at $6.78 per share.

RL Venture has agreed to pay to Shelbourne an investor relations fee each month equal to 0.50% of RL Venture’s total aggregate revenue. For the years ended December 31, 2017 and 2016 Shelbourne earned $366,000 from RL Venture in each period.

In May 2015, we entered into a management agreement with Columbia Woodlake LLC, the owner of Red Lion Hotel Woodlake Conference Center Sacramento. Alexander Washburn, a member of our Board, is a manager and 50% owner of Columbia Pacific Advisors, LLC, the entity that serves as the managing member of Columbia Woodlake LLC. During the year ended December 31, 2016 we recognized management fee and brand marketing fee revenue from Columbia Woodlake LLC of $107,000. On December 12, 2016 Columbia Woodlake LLC permanently closed the Red Lion Hotel Woodlake. We are in the process of finalizing payments and expense reimbursements for this property with Columbia Woodlake LLC.

Effective March 29, 2016, our wholly owned subsidiary, Red Lion Hotels Management, Inc., entered into a one-year contract to manage the Hudson Valley Resort and Spa, a hotel located in Kerhonkson, New York. The hotel is owned by HNA Hudson Valley Resort & Training Center LLC, an affiliate of HNA RLH Investments LLC, one of our largest shareholder, and is controlled by HNA Group North America LLC. Enrico Marini Fichera, one of our directors, serves as the Head of Investments for HNA Group North America LLC.

Under the management contract, our subsidiary is entitled to a monthly management fee equal to $8,333, or three percent of the hotel’s gross operating revenues, whichever is larger, plus reimbursement of costs and expenses associated with management of the property, including personnel costs, amounts paid to third parties for goods and services related to the operation of the hotel, taxes and centralized services fees. During the years ended December 31, 2017 and 2016, we recognized management fee revenue from HNA Hudson Valley equal to $110,000 and $87,000, respectively, of which $100,248 remains unpaid at December 31, 2017. In addition, HNA Hudson Valley has failed to reimburse our subsidiary for reimbursable expenses as required by, and in breach of, the management contract. In December 2017, after negotiations with our company regarding the outstanding receivable, HNA Hudson Valley paid $500,000 of the balance then due and owing to our subsidiary, leaving an unpaid balance of $100,248 in management fees and $1,419,449 in unreimbursed expenses, and agreed to pay the remaining balance on or before April 30, 2018. As of December 31, 2017, the unpaid balance due from HNA Hudson Valley was $1,587,892.

On September 30, 2016, we completed our acquisition of the operating assets and assumption of certain liabilities (the “Assets”) relating to specified hotel brands and brand extensions from Thirty-Eight Street, Inc. (“TESI”), Vantage Hospitality Group, Inc. (“Vantage Hospitality”) and certain other parties, pursuant to an Asset Purchase Agreement dated September 13, 2016 (the “Purchase Agreement”). The Assets were acquired for $22.6 million in cash, after the working capital adjustment, and the issuance of 690,000 shares of the Company’s common stock. Of the cash consideration, $10.3 million (less approximately $250,000 that was placed into an indemnity escrow account) was paid to Vantage Hospitality, and the balance of $12.3 million was paid to TESI. The 690,000 shares of the Company’s common stock were issued to TESI. The Purchase Agreement is attached as Exhibit 2.1 to the Current Report on Form 8-K we filed on September 14, 2016. In connection with the acquisition of the Assets, our board appointed Bernard T. Moyle, 58, as our Executive Vice President and Chief Operating Officer and Roger J. Bloss as our Executive Vice President and President of Global Development.

We have been informed that each of Messrs. Bloss and Moyle holds 50% of the outstanding common shares of TESI. Pursuant to the Purchase Agreement’s post-closing contingent consideration provisions, upon the achievement of certain performance measures as of September 30, 2017, the first anniversary of the closing date, additional consideration was to be paid to TESI in an aggregate amount of up to (i) $4 million in cash and (ii) 414,000 shares of the Company’s common stock (the “First Earn-out Payment”). In January 2018, we settled the First Earn-out Payment in the amount of $7.6 million, including (i) $4 million in cash and (ii) 414,000 shares of the Company’s common stock, valued at $3.6 million based on the closing price of $8.65 per share on September 30, 2017. As a result, the approximate dollar value of each of Messrs. Bloss and Moyle’s interests in the First Earn-out was $3.8 million.

TESI is also entitled to earn additional consideration if certain performance measures have been met as of the second anniversary of the closing date in an aggregate amount of up to (i) $3 million in cash and (ii) 276,000 shares of the Company’s common stock (the “Second Earn-out Payment”). The minimum cash payout at the second anniversary is $1 million. Each of them also has an interest in the Second Earn-out Payment. If paid, the estimated dollar value of each of their interests in the Second Earn-out Payment would be $1.5 million of cash consideration and $1.4 million in stock (based upon the $9.85 closing sale price for the Company’s common stock as of December 29, 2017). All of the amounts disclosed in this paragraph and the paragraph above assume that the dollar values of the interests of Messrs. Bloss and Moyle are equal to their percentage ownership of the common shares of TESI times the consideration being paid. There may be liabilities of TESI or other factors that could result in the actual monetary benefit derived by each of Messrs. Bloss and Moyle from the consideration payable to TESI being more or less than the amounts disclosed.

In connection with the acquisition of the Assets from Vantage Hospitality and TESI, we entered into a transition services agreement with Vantage Hospitality, under which we provided accounting and transition services on behalf of Vantage Hospitality and TESI from October 1, 2016 through June 30, 2017. Vantage Hospitality was billed $80,000 for these services in 2017.

Messrs. Bloss and Moyle each additionally indirectly own a 5.7% equity interest in a limited liability company that owns the Lexington Hotel and Conference Center in Jacksonville, Florida. During 2017, the Company billed the property approximately $211,000 for franchise fees and related services, including royalty and marketing. This hotel, along with the Lexington Inn & Suites, Daytona Beach and the ABVI Las Vegas, are managed by Cal-Vegas, Ltd. (Cal-Vegas), of which TESI (owned by Messrs. Bloss and Moyle) is the General Partner and holds a 2% general partner interest, and Mr. Moyle serves as the Chief Operating Officer and Chief Financial Officer. The Company and Cal-Vegas are not parties to any agreement with respect to these properties, as the management contracts are between Cal-Vegas and the Company’s franchisees, who are unrelated third parties. Cal-Vegas, Ltd. is also the lessee of the ABVI Las Vegas hotel. Franchise fees billed by the Company to each of these properties in 2017 were as follows: Lexington Inn & Suites, Daytona Beach, $77,000, and ABVI Las Vegas, $2,000.

Except as disclosed above, no related party transactions occurred during 2017 other than transactions that were deemed to be automatically pre-approved under the policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, our compensation committee consisted of Raymond R. Brandstrom, Chairman, Bonny W. Simi and Michael Vernon.

None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers served as a director or member of the compensation committee of another entity that has an executive officer who serves on our Board.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders to be considered for inclusion in the proxy statement and proxy for our 2019 Annual Meeting of Shareholders must be received by us on or prior to December 26, 2018.

A shareholder of record, who intends to submit a proposal at the 2019 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy statement or proxy, or who intends to submit one or more nominations for directors at the meeting, must provide us prior written notice. Written notice of any such proposal or nominations should be addressed to our Secretary and received at our principal executive office at 1550 Market Street, Suite 350, Denver, Colorado 80202 not later than December 26, 2018. The written notice must satisfy certain requirements specified in our By-Laws, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. A complete copy of our By-Laws will be sent to any shareholder upon written request to our Secretary.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy of such Annual Report may obtain one without charge by writing or calling our Secretary, 1550 Market Street, Suite 350, Denver, Colorado 80202 ((509) 459-6100).

APPENDIX A

Corporate Governance Guidelines Regarding Director Qualifications

Director Qualification Standards

1.	The Nominating and Corporate Governance Committee is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at our company’s annual meeting of shareholders.

2.	In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of our company.

3.	Independent Directors must comprise a majority of the Board.

4.	A director will not be an “Independent Director” if any of the following situations set forth in the following categories apply:

(a)	the director has been an employee of our company, or any of its consolidated subsidiaries, during the last three years, or the director has an Immediate Family Member who is, or who has been during the last 3 years, an executive officer of our company;

(b)	the director or the director’s Immediate Family Member has received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;

(c)	(i) the director is a current partner or employee of a firm that is our company’s independent auditor, (ii) the director has an immediate Family Member who is a current partner of such a firm, (iii) the director has an Immediate Family Member who is a current employee of such a firm and personally works on our company’s audit, or (iv) the director or an Immediate Family Member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;

(d)	the director or the director’s Immediate Family Member is, or during the last three years, has been, part of an interlocking directorate in which a current executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employed the director (or any of his or her Immediate Family Members) as an executive officer;

(e)	the director is a current employee, or the director’s Immediate Family member is a current executive officer of a company that makes payments to, or receives payments (exclusive of charitable contributions that the Company discloses on its website or in its annual proxy statement) from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company;

(f)	the director has a material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company, or any of its consolidated subsidiaries. For this purpose, “material relationship” is defined as one in which the person, or an entity of which the director (or the director’s Immediate Family Member) is an employee, makes payments to, or receives payments from, our company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other entity’s consolidated gross revenues.

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	A member of the Audit Committee may not receive consulting, advisory or other compensatory fees from our company, or any of its consolidated subsidiaries, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board (compensatory fees do not include the receipt of fixed amounts under a retirement plan (including deferred compensation) for prior service with our company or any of its consolidated subsidiaries, provided that such compensation is not contingent in any way on continued service).

(b)	No member of the Audit Committee may be an “affiliated person” of our company, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	The number of boards on which a director may sit may be reviewed on a case-by-case basis by the Board.

7.	The Board has not established term limits for directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing our company to lose the contributions of directors who have been able to develop, over a period of time, increasing insight into our company and its operations, thereby increasing their contributions to our company. However, in order to promote both continuity and turnover, and to further the expectation that Board members will be very actively involved in both the affairs of our company and the communities which our company serves, the Board will normally not nominate a person who would be serving on the Board after the age of 75.

8.	Each director shall be obligated to notify the Chairman of the Board of our company promptly upon learning of any fact which causes such director not to be considered an Independent Director, as set forth in paragraph 4 above, or if any entity of which such director is an officer or director becomes a competitor of our company. The Nominating and Corporate Governance Committee shall review the situation and make a prompt recommendation to the Board.

APPENDIX B

Provisions of By-Laws Regarding Director Nominations

Section 3.3 Nominations and Qualifications of Directors.

(1)	Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (i) by, or at the direction of, the Board of Directors or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 3.3.

(2)	If a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, the shareholder must have given timely notice thereof to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the Principal Office (i) not less than one hundred twenty (120) days prior to the first anniversary of the date that the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; (ii) a reasonable time before the Corporation begins to print and mail its proxy materials if the date of this year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or (iii) not more than seven (7) days following the delivery to shareholders of the notice of annual meeting with respect to the current year’s annual meeting, if the Corporation did not release a proxy statement to shareholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

(3)	A shareholder’s notice to the Secretary under Section 3.3(2) shall set forth, as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by such person and (iv) if the Corporation at such time has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by Schedule 14A of Regulation 14A, and any other information that the shareholder would be required to file with the Securities and Exchange Commission in connection with the shareholder’s nomination of such person as a candidate for director or the shareholder’s opposition to any candidate for director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a shareholder’s notice to the Secretary under Section 3.3(2) shall (A) set forth (i) the name and address, as they appear on the Corporation’s books, of the shareholder and of any other shareholders that the shareholder knows or anticipates will support any candidate or candidates nominated by the shareholder and (ii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by the shareholder and by any such other shareholders and (B) be accompanied by a statement in the form of a record, executed and acknowledged by each candidate nominated by the shareholder, that the candidate agrees to be so nominated and to serve as a director of the Corporation if elected at the annual meeting.

(4)

The Board of Directors, or a designated committee thereof, may reject any shareholder’s nomination of one or more candidates for election as directors if the nomination is not made pursuant to a shareholder’s notice timely given in accordance with the terms of Section 3.3(2). If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder’s notice does not satisfy the requirements of Section 3.3(3) in any material respect, the Secretary of the Corporation shall notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of Section 3.3(3) in any material respect, then the Board of Directors or such committee may reject the shareholder’s notice.

(5)	Notwithstanding the procedures set forth in Section 3.3(4), if a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the shareholder has complied with the procedures set forth in this Section 3.3 in connection with such nomination, then the chairman of the annual meeting shall determine and declare at the annual meeting whether the shareholder has so complied. If the chairman determines that the shareholder has so complied, then the chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the chairman determines that the shareholder has not so complied, then, unless the chairman, in his or her sole and absolute discretion, determines to waive such compliance, the chairman shall state that the shareholder has not so complied and the defective nomination shall be disregarded.

(6)	All directors of the Corporation shall be at least twenty-one years of age. Directors need not be shareholders or residents of the State of Washington. At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.

1                    ⬛

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephoning 1-800-PROXIES, or going to WWW.VOTEPROXY.COM, and following the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby constitutes and appoints Thomas L. McKeirnan and Gregory T. Mount, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated on the reverse side, all shares of Common Stock of Red Lion Hotels Corporation that the undersigned would be entitled to vote if present in person at the Annual Meeting of Shareholders of Red Lion Hotels Corporation to be held on Thursday May 24, at 9:00 a.m. local time at the RLHC Design Center at 1550 Market Street, Suite 350, Denver, Colorado 80202 and at any adjournments thereof, on all matters that may come before the meeting, including matters incident to the conduct of the meeting and any shareholder proposal omitted from the proxy statement and this proxy pursuant to the rules of the Securities and Exchange Commission.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

COMMENTS:

⬛ 1.1	14475 ⬛

ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

May 24, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 24, 2018:

The Notice of Meeting, Proxy Statement, Proxy Card and 2017 Annual Report

are available at http://investor.shareholder.com/rlhcorp/annuals-proxies.cfm

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

⬛ 00033333333333000000 9	052418

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED:

•   “FOR” THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 1

•   “FOR” PROPOSALS 2 AND 3

• IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors recommends a vote “FOR ALL NOMINEES” listed in Proposal 1, “FOR” Proposals 2, and 3.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

1. TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS:

RAYMOND R. BRANDSTROM

JAMES P. EVANS

ENRICO MARINI FICHERA

JOSEPH B. MEGIBOW

GREGORY T. MOUNT

BONNY W. SIMI

MICHAEL VERNON

ALEXANDER WASHBURN

ROBERT G. WOLFE

			FOR ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	AGAINST ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
		2. RATIFICATION OF SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.	☐	☐	☐

		3. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛